Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports
Fourth-Quarter 2012 Earnings

OVERLAND PARK, Kan. (February 6, 2013) – Compass Minerals (NYSE: CMP) reports the following results of its fourth-quarter 2012 operations:

•	Net earnings for the quarter were $30.1 million, or $0.90 per diluted share, compared to $43.9 million, or $1.31 per diluted share, in the fourth quarter of 2011.

•	Full-year net earnings were $88.9 million, or $2.65 per diluted share, compared to $149.0 million, or $4.45 per diluted share, in the prior year.

•
These results include estimated losses in both 2012 and 2011 related to the effects of a tornado that struck the company’s salt operations in Goderich, Ontario, in August 2011, as well as CEO transition expenses in the fourth quarter of 2012. Excluding these special items, net earnings were $34.3 million, or $1.02 per diluted share, in the 2012 fourth quarter versus $55.3 million, or $1.65 per diluted share, in the 2011 quarter. For the full year, net earnings excluding special items were $104.4 million, or $3.11 per diluted share, in 2012 and $160.4 million, or $4.79 per diluted share, in 2011.

•
Fourth-quarter sales decreased $39.0 million from the fourth quarter of 2011 to $267.1 million due to the effects of mild winter weather in North America that continued to limit deicing salt sales, partially offset by higher sales of specialty fertilizer products.

•	Operating income was $42.2 million, down from $60.0 million in the prior-year period, primarily resulting from lower salt sales volumes and higher specialty fertilizer per-unit product costs.

•	Cash flow from operations for 2012 was $151.7 million compared to $252.3 million in 2011.

“Strong and steady demand for Compass Minerals’ specialty fertilizer products has helped offset some of the short-term softness in the company’s salt business caused by the mild winter weather,” said Fran Malecha, Compass Minerals’ new president and CEO, who joined the company in mid-January. “I attribute this company’s strength and resilience to its great people and valuable assets. Those are the fundamentals for success in any business. I’m impressed by Compass Minerals’ potential and excited to be a part of its bright future.”

Compass Minerals

Financial Results (in millions except per-share data)
	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Sales	$267.1	$306.1	$941.9	$1,105.7
Sales less shipping and handling (product sales)	206.3	227.2	703.8	811.9
Operating earnings	42.2	60.0	133.2	215.3
Operating margin	16%	20%	14%	19%
Net earnings	30.1	43.9	88.9	149.0
Net earnings, excluding special items*	34.3	55.3	104.4	160.4
Diluted earnings per share	0.90	1.31	2.65	4.45
Diluted earnings per share, excluding special items*	1.02	1.65	3.11	4.79
EBITDA*	60.2	77.4	194.0	283.0
Adjusted EBITDA*	59.5	75.9	197.7	280.0
*These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables following this release.

SALT SEGMENT

Salt segment sales declined to $206.7 million from $250.1 million in the 2011 quarter as demand for highway, consumer and commercial deicing products was curtailed by a combination of mild winter weather throughout much of North America and higher-than-typical customer inventories carried over from last winter. Demand for all other types of salt was substantially the same as in the 2011 quarter. Highway deicing sales volume declined 17 percent from the 2011 quarter while the business unit’s average selling price remained consistent year over year. Lower demand for consumer and commercial deicing products drove a 13 percent decline in consumer and industrial sales volume and generated an unfavorable product mix shift that decreased the business unit’s average selling price by 4 percent year over year.

Operating earnings in the salt segment were $47.9 million compared to $53.4 million in the prior-year quarter primarily due to reduced deicing sales and the effect of lower sales volumes on per-unit product costs, partially offset by lower estimated losses from the effects of the 2011 tornado in Goderich, Ontario. Excluding tornado-related losses from both years, the company estimates that salt segment operating earnings in the 2012 quarter would have been approximately $51.0 million compared to $69.8 million in the 2011 period.

The company estimates that tornado-related losses totaled approximately $21.4 million for the full 2012 year and $16.4 million in 2011. The company does not expect to report any material estimated losses related to the effects of the tornado in 2013.

Compass Minerals

Salt Segment Performance (in millions except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Sales	$206.7	$250.1	$703.4	$885.3
Sales less shipping and handling (product sales)	$152.5	$177.1	$491.5	$616.8
Operating earnings	$47.9	$53.4	$126.0	$184.7
Operating margin	23%	21%	18%	21%
Sales volumes (in thousands of tons):
Highway deicing	2,255	2,724	7,530	10,235
Consumer and industrial	585	675	2,095	2,285
Total salt	2,840	3,399	9,625	12,520
Average sales price (per ton):
Highway deicing	$52.56	$52.86	$53.11	$52.30
Consumer and industrial	$150.95	$156.97	$144.87	$153.12
Total salt	$72.81	$73.56	$73.08	$70.71

Winter Weather Effect

Weather in the fourth quarter of 2012 was very mild in Compass Minerals’ North American service area until the final two weeks of the quarter, and the company estimates this milder-than-average weather reduced the company’s fourth-quarter salt sales by $60 million to $70 million and its salt operating earnings by $15 million to $20 million. Variations from average winter weather reduced full-year salt sales by an estimated $145 million to $155 million and salt operating earnings by $45 million to $50 million.

Estimated Effect of Weather on Salt Segment Performance (in millions)
	Three months ended December 31,		Calendar year,*
Favorable (unfavorable) to average weather:	2012	2011	2012	2011
Sales	($60) to ($70)	($55) to ($65)	($145) to ($155)	($55) to ($65)
Operating earnings	($15) to ($20)	($15) to ($20)	($45) to ($50)	($15) to ($20)
* The three months ended March 31, plus the three months ended December 31.

The full-year winter weather effect reflects the impact of exceptionally mild winter weather throughout the company’s primary North American service area. Based on data from eleven representative cities, the company’s core North American service regions posted the third fewest snowfall events in recent history. Only the calendar years of 1998 and 2006 recorded fewer snow events.

Compass Minerals

SPECIALTY FERTILIZER SEGMENT

Specialty fertilizer sales were $56.6 million, a 6 percent increase from the $53.6 million reported in the fourth quarter of 2011. This year-over-year growth was driven by a 6 percent improvement in sales volume partially offset by a 1 percent decline in average selling price.

Because of the poor 2011 solar-evaporation season at the Great Salt Lake, the company supplemented its solar-pond-based feedstock with purchased potassium-based mineral feedstock throughout 2012. These sourced minerals continued to elevate per-unit production costs in the fourth quarter and pressured operating earnings.

Specialty Fertilizer Segment Performance (in millions except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Sales	$56.6	$53.6	$226.2	$209.6
Sales less shipping and handling (product sales)	$50.0	$47.7	$200.0	$184.3
Operating earnings	$10.7	$19.6	$58.4	$77.0
Operating margin	19%	37%	26%	37%
Sales volume (in thousands of tons)	90	85	367	344
Average sales price (per ton)	$626	$631	$616	$610

OTHER FINANCIAL HIGHLIGHTS

Selling, general and administrative expense includes transition costs of $3.3 million associated with the retirement of the company’s CEO. Interest expense in the quarter declined 12 percent to $4.5 million as a result of refinancing of the company’s long-term debt at a lower interest rate in the second quarter of 2012. Other income declined to $0.7 million from $1.5 million in the prior-year quarter primarily because of year-over-year differences in foreign exchange gains.

Cash flow from operations was $151.7 million for 2012 compared to $252.3 million in 2011 due to lower earnings and higher deicing salt inventories. The company recorded capital expenditures of $32.0 million in the quarter and $130.9 million for the full year.

OUTLOOK

For the first few weeks of 2013, snow events in the company’s core North American service areas have been below average. If winter weather generates average highway deicing demand for the remainder of the first quarter of 2013, the company expects highway deicing sales volume to be approximately 3.3 million tons. Consumer and industrial sales volumes and average selling prices are expected to be similar to the first quarter of 2012. Per-unit salt costs are expected to

Compass Minerals

remain at elevated levels due to operating inefficiencies resulting in large part from the mild winter season.

The company expects its specialty fertilizer sales volume to be approximately 175,000 tons in the first half of 2013, with 80,000 to 90,000 of those tons sold in the first quarter at an average selling price of approximately $600 per ton. Specialty fertilizer per-unit costs are projected to decline sequentially by approximately $75 per ton in the first quarter of 2013, then to approach $325 per ton for the remainder of the year.

 “While we face near-term challenges, primarily weather-related, I believe the way forward is to sharpen our strategies, not change them,” Mr. Malecha said. “I look forward to working with our employees and the board of directors to make Compass Minerals an even stronger company.”

Conference Call

Compass Minerals will discuss its results on a conference call this morning, Wednesday, February 6, at 9:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 614-0009. Callers must provide the conference ID number 2032647. Outside of the U.S. and Canada, callers may dial (913) 643-4075. Replays of the call will be available on the company’s website for two weeks. The replay can also be accessed by phone for seven days at (888) 203-1112, conference ID 2032647.  Outside of the U.S. and Canada, callers may dial (719) 457-0820.

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com/presentation.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride. The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide. Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications. Compass Minerals also provides records management services to businesses throughout the U.K.

Non-GAAP Measures

Management uses a variety of measures to evaluate the company’s performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial

Compass Minerals

measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions, which are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and adjusted EBITDA to assess its operating performance and return on capital, and to evaluate potential acquisitions or other capital projects. EBITDA and adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculations of EBITDA and adjusted EBITDA as used by management are set forth in the following table.

Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company. Special items reflect CEO transition costs, charges associated with the refinancing of the company’s term loans, the release of tax reserves and the estimated effects of the tornado that struck the company’s salt mine and evaporation plant in Goderich, Ontario, in August 2011. Those effects include lost sales volumes, higher net per-unit production costs and higher net costs to serve customers, including purchased products and logistical inefficiencies, in 2011 and 2012. Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Net earnings	$30.1	$43.9	$88.9	$149.0
Income tax expense	8.3	12.5	22.4	48.3
Interest expense	4.5	5.1	18.2	21.0
Depreciation, depletion and amortization	17.3	15.9	64.5	64.7
EBITDA	$60.2	$77.4	$194.0	$283.0
Adjustments to EBITDA:
Other (income)/expense(1)	(0.7)	(1.5)	3.7	(3.0)
Adjusted EBITDA	$59.5	$75.9	$197.7	$280.0

(1)	Primarily includes interest income and foreign exchange gains and losses. The twelve months ended December 31, 2012 include a charge of $2.8 million related to the refinancing of term loans.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Net earnings	$30.1	$43.9	$88.9	$149.0
Estimated losses incurred from tornado, net of taxes and recoveries(1)	2.2	11.4	14.8	11.4
Costs to refinance debt, net of taxes(2)	−	−	1.7	−
Tax benefit from income tax audit(3)	−	−	(3.0)	−
CEO transition costs(4)	2.0	−	2.0	−
Net earnings, excluding special items	$34.3	$55.3	$104.4	$160.4

(1)
In August 2011, the company’s rock salt mine and evaporated-salt plant in Goderich, ON, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s net earnings from losses caused by the tornado that have not yet been recovered through insurance. Estimated pre-tax losses of $3.1 million and $21.4 million ($2.2 million and $14.8 million after applicable income taxes) for the three and twelve months ended December 31, 2012, respectively, and $16.4 million ($11.4 million after applicable taxes) in the three and twelve months ended December 31, 2011, primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be different than the estimate noted above. Under U.S. generally accepted accounting principles (US GAAP), expected business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to US GAAP.

(2)
In May 2012, we amended and restated our senior secured credit facility and refinanced our term loans into a single term loan for pre-tax costs of $2.8 million ($1.7 million after applicable income taxes).

(3)	In the second quarter of 2012, the company settled a tax audit which resulted in a $3.0 million income tax benefit.
(4)	In the fourth quarter of 2012, the company recorded costs associated with the retirement of its CEO of $3.3 million ($2.0 million after applicable income taxes).

Compass Minerals

Reconciliation for Pro Forma Salt Segment Operating Earnings (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Salt segment operating earnings	$47.9	$53.4	$126.0	$184.7
Estimated losses incurred from tornado (1)	3.1	16.4	21.4	16.4
Pro forma salt segment earnings	$51.0	$69.8	$147.4	$201.1

(1)
In August 2011, the company’s rock salt mine and evaporated-salt plant in Goderich, ON, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s net earnings from losses caused by the tornado that have not yet been recovered through insurance. Estimated pre-tax losses of $3.1 million and $21.4 million for the three and twelve months ended December 31, 2012, respectively, and $16.4 million for the three and twelve months ended December 31, 2011, primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be different than the estimate noted above. Under U.S. generally accepted accounting principles (US GAAP), expected business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to US GAAP.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
( in millions, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Sales	$267.1	$306.1	$941.9	$1,105.7
Shipping and handling cost	60.8	78.9	238.1	293.8
Product cost	136.7	140.3	476.7	502.1
Gross profit	69.6	86.9	227.1	309.8

Selling, general and administrative expenses	27.4	26.9	93.9	94.5
Operating earnings	42.2	60.0	133.2	215.3

Other (income) expense:
Interest expense	4.5	5.1	18.2	21.0
Other, net	(0.7)	(1.5)	3.7	(3.0)
Earnings before income taxes	38.4	56.4	111.3	197.3
Income tax expense	8.3	12.5	22.4	48.3
Net earnings	$30.1	$43.9	$88.9	$149.0

Basic net earnings per common share	$0.90	$1.31	$2.65	$4.46
Diluted net earnings per common share	$0.90	$1.31	$2.65	$4.45
Cash dividends per share	$0.495	$0.45	$1.98	$1.80

Weighted-average common shares outstanding (in thousands): (1)
Basic	33,195	32,991	33,109	32,906
Diluted	33,225	33,013	33,135	32,934

(1)
The company calculates earnings per share using the two-class method to account for its stock awards that receive non-forfeitable dividends.  As a result, the above basic and diluted weighted shares outstanding do not include 352,000 and 402,000 participating securities in the three-month and twelve-month periods ending December 31, 2012, respectively, and 454,000 and 522,000 participating securities in the three-month and twelve-month periods ending December 31, 2011, respectively.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	December 31,	December 31,
	2012	2011

ASSETS

Cash and cash equivalents	$100.1	$130.3
Receivables, net	143.7	152.5
Inventories	229.7	207.2
Other current assets	33.4	25.8
Property, plant and equipment, net	645.2	573.4
Intangible and other noncurrent assets	148.5	116.3

Total assets	$1,300.6	$1,205.5

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt	$3.9	$156.0
Other current liabilities	195.4	170.8
Long-term debt, net of current portion	478.4	326.7
Deferred income taxes and other noncurrent liabilities	119.4	105.4
Total stockholders' equity	503.5	446.6

Total liabilities and stockholders' equity	$1,300.6	$1,205.5

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)
	Twelve Months Ended
	December 31,
	2012	2011
Net cash provided by operating activities	$151.7	$252.3

Cash flows from investing activities:
Capital expenditures	(130.9)	(107.4)
Insurance advances for investment purposes, Goderich tornado	8.7	12.6
Acquisition of a business	-	(58.1)
Other, net	(1.4)	0.5

Net cash used in investing activities	(123.6)	(152.4)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	387.0	–
Principal payments on long-term debt	(387.7)	(4.2)
Fees and premiums paid to redeem and refinance debt	(1.8)	–
Deferred financing costs	(2.2)	–
Dividends paid	(66.3)	(60.1)
Proceeds received from stock option exercises	7.4	5.1
Excess tax benefits from equity compensation awards	1.7	3.5

Net cash used in financing activities	(61.9)	(55.7)
Effect of exchange rate changes on cash and cash equivalents	3.6	(5.0)
Net change in cash and cash equivalents	(30.2)	39.2
Cash and cash equivalents, beginning of the year	130.3	91.1

Cash and cash equivalents, end of period	$100.1	$130.3

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

		Specialty	Corporate
Three Months Ended December 31, 2012	Salt	Fertilizer	and Other(a, b)	Total
Sales to external customers	$206.7	$56.6	$3.8	$267.1
Intersegment sales	0.2	2.6	(2.8)	-
Shipping and handling cost	54.2	6.6	-	60.8
Operating earnings (loss)	47.9	10.7	(16.4)	42.2
Depreciation, depletion and amortization	10.2	5.8	1.3	17.3
Total assets	809.3	412.3	79.0	1,300.6

		Specialty	Corporate
Three Months Ended December 31, 2011	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$250.1	$53.6	$2.4	$306.1
Intersegment sales	0.1	2.6	(2.7)	–
Shipping and handling cost	73.0	5.9	–	78.9
Operating earnings (loss)	53.4	19.6	(13.0)	60.0
Depreciation, depletion and amortization	9.8	5.2	0.9	15.9
Total assets	758.8	378.2	68.5	1,205.5

		Specialty	Corporate
Twelve Months Ended December 31, 2012	Salt	Fertilizer	and Other(a, b)	Total
Sales to external customers	$703.4	$226.2	$12.3	$941.9
Intersegment sales	0.8	6.8	(7.6)	-
Shipping and handling cost	211.9	26.2	-	238.1
Operating earnings (loss)	126.0	58.4	(51.2)	133.2
Depreciation, depletion and amortization	38.9	21.4	4.2	64.5

		Specialty	Corporate
Twelve Months Ended December 31, 2011	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$885.3	$209.6	$10.8	$1,105.7
Intersegment sales	0.8	6.4	(7.2)	–
Shipping and handling cost	268.5	25.3	–	293.8
Operating earnings (loss)	184.7	77.0	(46.4)	215.3
Depreciation, depletion and amortization	40.2	20.2	4.3	64.7

a)
“Corporate and Other” includes corporate entities, the records management business, other incidental business operations and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.

b)	In the fourth quarter of 2012, the company recorded costs associated with the retirement of its CEO of $3.3 million.